Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

RightNow Technologies, Inc.:

We consent to the use of our reports dated March 14, 2008, with respect to the consolidated balance sheets of RightNow Technologies, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference.

Our report on the consolidated financial statements refers to RightNow Technologies, Inc.’s adoption of Statement of Financial Accounting Standards No 123 (Revised 2004), Share Based Payment, effective January 1, 2006, and Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an Interpretation of FASB Statement No. 109, effective January 1, 2007.

/s/ KPMG LLP

Portland, Oregon
March 14, 2008